Exhibit 99.1

STARWOOD WAYPOINT RESIDENTIAL TRUST ANNOUNCES

THIRD QUARTER 2015 FINANCIAL AND OPERATING RESULTS

- Core FFO of $0.43 per Share –

- Stabilized NOI Margin of 64.8% -

- Closed on Sale of Re-Performing Loan Pool for $78.2 Million -

- Announced Merger Agreement With ColonyAmerican Homes –

Oakland, California (November 5, 2015) – Starwood Waypoint Residential Trust (NYSE: SWAY) (the “Company”), a leading single-family rental (“SFR”) real estate investment trust (“REIT”), today announced its operating and financial results for the third quarter 2015.

Third Quarter 2015 Highlights

•	At September 30, 2015, the Company owned approximately 17,100 SFR homes and non-performing loans (“NPLs”)
•	Rental revenue from the SFR portfolio was $49.2 million, an increase of 5.4% over the prior quarter
•	Core Funds From Operations (“Core FFO”) was $16.4 million or $0.43 per share, including $0.19 from SFR and $0.24 from NPLs
•	Net Operating Income (“NOI”) Margin on the stabilized home portfolio was 64.8%
•	The leased percentage of the stabilized home portfolio was 95.3% at September 30, 2015
•	Acquired 496 homes for a total purchase price of $94.5 million, including estimated renovation costs
•	Sold pool of 461 re-Performing loans (“RPLs”) for net sale proceeds of $78.2 million, resulting in net cash proceeds of $34.3 million
•	Estimated Net Asset Value (“NAV”) of $35.37 per common share
•

Announced merger with ColonyAmerican Homes (“CAH”) based on a stock-for-stock transaction, including internalization of the Company’s Manager (the “Manager”), which would create a combined portfolio of over 30,000 SFR homes

“Our third quarter results reflect continued solid operating performance highlighted by our 64.8% stabilized NOI margin,” stated Doug Brien, the Company’s Chief Executive Officer. “With our pending merger with CAH, we can now take our business to the next level by creating a premier SFR REIT of over 30,000 homes with substantial scale and strategic market density. We expect the operational and cost of capital advantages from the merger, driven by $40.0 to $50.0 million in annual savings from unique synergies, will put our combined company in a competitive position to generate very attractive returns on shareholder equity.”

Barry Sternlicht, Chairman of the Board of Trustees, said, “The Board notes Doug Brien’s intention to resign upon the completion of the merger and thanks him for his leadership. We wish him well in his future endeavors post-merger. We’re pleased to announce that Charles Young, currently SWAY’s Chief Operating Officer, will assume the COO role for Colony Starwood Homes. Charles and Fred will be the foundation of a tremendous leadership team for the company post-merger.”

Third Quarter 2015 Financial Results

Rental revenue from the SFR portfolio increased 5.4% to $49.2 million in the third quarter of 2015 compared to $46.7 million in the second quarter of 2015. The change in rental revenue was driven by an increase in the total number of SFR homes. Total revenues were $86.3 million for the third quarter of 2015, compared to $58.7 million for the second quarter of 2015. The change in total revenue was driven by the Company’s sale of a RPL pool, which closed on September 30, 2015. The Company’s net loss attributable to common shareholders was approximately $11.2 million, driven by depreciation and amortization.

Core FFO, after adjusting for non-comparable items, was $16.4 million, or $0.43 per share, during the third quarter of 2015 compared to $6.3 million, or $0.16 per share for the comparable period of 2014, and $19.1 million, or $0.50 per share in the prior quarter. The change in Core FFO was due to higher property and maintenance expenses associated with seasonally higher turnover, and an accounting loss recorded on the sale of Real Estate Owned (“REO”) homes. The contribution to Core FFO from the Company’s SFR portfolio was $0.19 per share in the third quarter of 2015 compared to $0.02 per share for the comparable period of 2014, and $0.22 in the prior quarter. Funds From Operations as defined by the National Association of Real Estate Investment Trusts (“NAREIT FFO”) was $7.3 million during third quarter 2015 compared to $2.5 million for the comparable period of 2014, and $15.2 million in the prior quarter.

For the Company’s stabilized SFR portfolio, total revenue as adjusted increased by $2.5 million, or 5.4%, to $49.2 million during the third quarter of 2015 from the prior quarter. Property operating expenses on the stabilized SFR portfolio were $18.9 million. As a result, NOI for the stabilized portfolio increased by $0.6 million, or 1.9%, to $31.5 million during the third quarter of 2015 from the prior quarter, for a stabilized portfolio NOI margin of 64.8%.

For the Company’s annual same store portfolio of 1,647 homes, defined as homes stabilized on or before January 1, 2014 and held in operations throughout the full periods in both 2014 and 2015, NOI increased 3.5% for the third quarter of 2015 from the third quarter of 2014. The same store portfolio remains small relative to the total stabilized portfolio, and the operating performance of this cohort was disproportionately impacted by seasonally high turnover as many of the homes in this cohort experienced their first tenant turn in Q3 2015. On a year-to-date basis, NOI increased 6.0% for the nine months ended September 30, 2015 versus the nine months ended September 30, 2014, as turnover experienced in Q3 2015 had less of an impact to this comparison. Results of the same store portfolio may be volatile until the same store pool grows into a more meaningful cohort of homes.

Rental Home Portfolio and Acquisition/Disposition Activity

The following table summarizes key portfolio statistics for the last five quarters:

Rental Home Portfolio(1)

	September 30	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Total Rental Portfolio	12,734	12,562	12,217	11,417	10,428
% Leased	90.7%	92.2%	89.1%	83.8%	81.8%
Stabilized Homes	12,016	11,822	10,970	9,754	8,625
% Leased	95.3%	96.6%	96.8%	95.6%	95.7%
Homes Owned 180 Days or Longer	11,730	11,261	10,485	9,066	7,268
% Leased	94.6%	95.7%	95.0%	93.4%	94.2%

(1)	Excludes 1,421, 1,205, 1,151, 909 and 695 homes that we did not intend to hold for the long term as of September 30, 2015, June 30, 2015, March 31, 2015, December 31, 2014 and September 30, 2014.

During the third quarter of 2015, the Company acquired 496 homes for an aggregate estimated total investment of $94.5 million, or approximately $190,800 per home, including estimated investment costs for renovation. The Company sold 558 homes during the third quarter, including 330 SFR homes and 228 REO homes. The SFR homes were sold for gross sales proceeds of $44.7 million and the Company recorded a gain of approximately $0.9 million on the sales. The REO homes were sold for gross sales proceeds of $31.2 million and the Company recorded a loss of $2.7 million on the sales.

NPL Portfolio

At September 30, 2015, the Company owned 2,830 first lien NPLs compared to 3,644 first lien NPLs owned at June 30, 2015. The aggregate purchase price of $405.7 million for these 2,830 NPLs represents 64.4% of broker price opinions (“BPO”). The reduction in first lien NPLs is primarily due to increased resolution activity and the sale of a pool of 461 RPLs.

On September 30, 2015, the Company closed the sale of a pool of 461 RPLs for total net sale proceeds of $78.2 million, resulting in $34.3 million in net cash to the Company, after debt payment. On a GAAP basis the realized gain on NPLs, net was $26.0 million during the quarter, which includes a $21.2 million gain associated with the Q3 2015 RPL pool sale. Of this $26.0 million realized gain on NPLs, net, $14.2 million had been previously recorded as unrealized gain on NPLs, net, and was reversed out of unrealized gain on NPLs, net during the quarter.

The Company successfully resolved 453 NPLs during third quarter 2015 compared to 354 NPLs resolved during second quarter 2015. The total number of resolutions during the third quarter does not include the bulk sale of 461 RPLs. As of September 30, 2015, the Company had resolved 59% of the 5,758 NPLs acquired since inception in 2012.

Since the first quarter of 2014, the Company has sold $104.5 million of REO at an average 95.5% of broker price opinions (“BPO”).

Balance Sheet and Financial Activity

At September 30, 2015, the Company had $1.9 billion of debt outstanding, with a weighted average variable interest rate of 2.99% and a weighted average remaining term to maturity of 2.9 years. As of September 30, 2015, the Company had a total of approximately $412.4 million of unrestricted cash and undrawn capacity on its credit facilities.

At September 30, 2015, estimated NAV was $35.37 per share compared to $34.79 per share at June 30, 2015.

Merger with ColonyAmerican Homes

On September 21, 2015, the Company announced the signing of a definitive merger agreement with CAH to combine the two companies in a stock-for-stock transaction. In connection with the transaction, the Company will internalize the Manager. The new combined company will be named Colony Starwood Homes and the combined company’s shares will continue to trade on the New York Stock Exchange under the new ticker symbol “SFR”. The combined internally-managed company is expected to own and manage over 30,000 homes and have an aggregate asset value of approximately $7.7 billion at the closing of the transaction. The merger is expected to achieve estimated annualized cost synergies of $40.0 - $50.0 million. Under the agreement, CAH shareholders will receive an aggregate of 64,869,583 SWAY shares in exchange for all shares of CAH. Upon completion of the transaction, existing SWAY shareholders and the former owner of the Manager will own approximately 41% of the Company’s shares combined, while former CAH shareholders will own approximately 59% of the Company’s shares. The share allocation was determined based on each company’s net asset value and is not subject to adjustment. The transaction has been approved by the Company’s board of trustees and CAH’s board of directors, and the terms of the internalization of the Manager were negotiated and approved by a special committee of the board of trustees of SWAY. The transaction is expected to close in the first quarter 2016. Among other things, the transaction is subject to approval of SWAY shareholders and customary closing conditions.

Charles Young, SWAY’s current COO, will assume the role of COO of the combined company. Doug Brien, Chief Executive Officer has announced his intention to resign upon the completion of the merger to pursue other opportunities. In addition, Nina Tran, Chief Financial Officer, S. Ali Nazar, Chief Experience Officer, and Tamra D. Browne, Chief Legal Officer, will be departing after the merger and will remain through a transition period in advisory roles.

Dividend

On November 2, 2015, the Company’s Board of Trustees declared a dividend of $0.19 per common share, which will be paid on December 22, 2015 to shareholders of record on December 10, 2015.

Full Year 2015 Financial Outlook

The Company continues to expect Core FFO per share for the full year 2015 to be in the range of $1.70 to $1.80. The outlook excludes potential future acquisitions and dispositions, which could result in a material change to the Company’s outlook. The 2015 outlook is also based on a number of other assumptions, many of which are outside the Company’s control and all of which are subject to change.

Third Quarter 2015 Conference Call

A conference call is scheduled on Thursday, November 5, 2015, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2015.  The domestic dial-in number is 1-877-705-6003 (for U.S. and Canada) and the international dial-in number is 1-201-493-6725 (passcode not required). An audio webcast may be accessed at www.starwoodwaypoint.com, in the investor relations section.  A replay of the call will be available through December 5, 2015, and can be accessed by calling 1-877-870-5176 (U.S. and Canada) or 1-858-384-5517 (international), replay pin number 13622208, or by using the link at www.starwoodwaypoint.com, in the investor relations section.

Additional information

A copy of the Third Quarter 2015 Supplemental Information Package and this press release are available on our website at www.starwoodwaypoint.com. This information has also been furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

About Starwood Waypoint Residential Trust

Starwood Waypoint Residential Trust (NYSE: SWAY) is one of the largest publicly traded owners and operators of single-family rental homes in the United States. Partnered with Starwood Capital Group L. P. (“Starwood Capital Group”), a leading private investment firm with a core focus on global real estate, Starwood Waypoint Residential Trust acquires, renovates, leases, maintains and manages single-family homes in markets that exhibit favorable demographics and long-term economic trends, as well as strengthening demand for rental properties. The company also invests in non-performing loans, and works with interested and qualified borrowers to find solutions to keep them in their homes. Starwood Waypoint Residential Trust is Reinventing Renting™ by building its business upon a foundation of respect for its residents and the communities in which it operates. Additional information can be found at www.starwoodwaypoint.com.

Forward-Looking Statements

The statements herein that are not historical facts, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve significant risks and uncertainties, which are difficult to predict, and are not guarantees of future performance. Such statements can generally be identified by words such as “projects,” “forecasts,” “anticipates,” “expects,” “intends,” “will,” “could,” “believes,” “estimates,” “continue,” and similar expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in, or implied by, the forward-looking statements. Factors that could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, as well as our ability to make distributions to our shareholders, include, but are not limited to: the possibility that our proposed internalization (the “Internalization”) of SWAY Management LLC (our “Manager”) or the merger (the “Merger”) with Colony American Homes (“CAH”) will not close, including by the failure to obtain shareholders approvals or the failure to satisfy other closing conditions under the Contribution Agreement dated as of September 21, 2015, among us, our operating partnership, our Manager and Starwood Capital Group (the “Contribution Agreement”), or the Agreement and Plan of Merger dated as of September 21, 2015, among us, and certain of our subsidiaries and CAH and certain of its subsidiaries and certain investors in CAH (the “Merger Agreement”) or by the termination of the Contribution Agreement or Merger Agreement; failure to plan and manage the Internalization or the Merger effectively and efficiently; the possibility that the anticipated benefits from the Internalization or the Merger may not be realized or may take longer to realize than expected; unexpected costs or unexpected liabilities that may arise from the transactions contemplated by the Contribution Agreement or the Merger Agreement, whether or not completed; the outcome of any legal proceedings that may be instituted against us, CAH or others following announcement of the Internalization or the Merger; expectations regarding the timing of generating additional revenues; changes in our business and growth strategies; volatility in the real estate industry, interest rates and spreads, the debt or equity markets, the economy generally or the rental home market specifically; events or circumstances that undermine confidence in the financial markets or otherwise have a broad impact on financial markets; declines in the value of homes, and macroeconomic shifts in demand for, and competition in the supply of, rental homes; the availability of attractive investment opportunities in homes that satisfy our investment objective and business and growth strategies; the impact of changes to the supply of, value of and the returns on NPLs; our ability to convert the homes and NPLs we acquire into rental homes generating attractive returns; our ability to successfully modify or otherwise resolve NPLs; our ability to lease or re-lease our rental homes to qualified residents on attractive terms or at all; the failure of residents to pay rent when due or otherwise perform their lease obligations; our ability to effectively manage our portfolio of rental homes; the concentration of credit risks to which we are exposed; the rates of default or decreased recovery rates on our target assets; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; potential conflicts of interest with Starwood Capital Group, CAH and their affiliates; potential conflicts of interest; the timing of cash flows, if any, from our investments; unanticipated increases in financing and other costs; our expected leverage; effects of derivative and hedging transactions; our ability to maintain our exemption from registration as an investment company under the Investment Company Act of 1940, as amended; actions and initiatives of the U.S. government and changes to U.S. government policies that impact the economy generally and, more specifically, the housing and rental markets; changes in governmental regulations, tax laws and rates and similar matters;

limitations imposed on our business and our ability to satisfy complex rules in order for us and, if applicable, certain of our subsidiaries to qualify as a REIT for U.S. federal income tax purposes and the ability of certain of our subsidiaries to qualify as taxable REIT subsidiaries for U.S. federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and estimates relating to our ability to make distributions to our shareholders in the future. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by us with the Securities and Exchange Commission from time to time. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements appearing herein, whether as a result of new information, future events or otherwise.

STARWOOD WAYPOINT RESIDENTIAL TRUST

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share data)

	September 30, 2015	December 31, 2014
ASSETS
Investments in real estate
Land	$405,605	$359,889
Building and improvements	1,906,762	1,619,622
Total investment in properties	2,312,367	1,979,511
Less: accumulated depreciation and amortization	(89,615)	(41,563)
Investment in real estate properties, net	2,222,752	1,937,948
Real estate held for sale, net	77,978	32,102
Total investments in real estate, net	2,300,730	1,970,050
Non-performing loans	71,965	125,488
Non-performing loans held for sale	—	26,911
Non-performing loans (fair value option)	399,774	491,790
Resident and other receivables, net	22,014	17,270
Cash and cash equivalents	109,842	175,198
Restricted cash	91,321	50,749
Deferred financing costs, net	28,670	34,160
Asset-backed securitization certificates	26,553	26,553
Other assets	16,979	17,994
Total assets	$3,067,848	$2,936,163
LIABILITIES AND EQUITY
Liabilities:
Senior SFR facility	$697,414	$441,239
Master repurchase agreement	331,212	454,249
Asset-backed securitization, net	527,152	526,816
Convertible senior notes, net	370,195	363,110
Accounts payable and accrued expenses	72,294	52,457
Resident security deposits and prepaid rent	22,809	17,857
Total liabilities	2,021,076	1,855,728
Equity:
Starwood Waypoint Residential Trust Equity:
Preferred shares, $0.01 par value - 100,000,000 authorized; none issued and outstanding	—	—
Common shares, $0.01 par value - 500,000,000 authorized; 37,907,966 issued and outstanding as of September 30, 2015, and 37,778,663 issued and outstanding as of December 31, 2014	382	378
Additional paid-in capital	1,130,708	1,133,239
Accumulated deficit	(86,501)	(53,723)
Accumulated other comprehensive loss	(170)	(70)
Total Starwood Waypoint Residential Trust equity	1,044,419	1,079,824
Non-controlling interests	2,353	611
Total equity	1,046,772	1,080,435
Total liabilities and equity	$3,067,848	$2,936,163

STARWOOD WAYPOINT RESIDENTIAL TRUST

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Rental revenues, net	$49,197	$30,366	$137,857	$67,733
Other property revenues	1,801	1,139	4,634	2,508
Realized gain on non-performing loans, net	26,024	1,941	40,510	7,141
Gain on loan conversions, net	9,270	5,791	23,942	17,688
Total revenues	86,292	39,237	206,943	95,070
Expenses
Property operating and maintenance	11,580	8,796	33,100	22,619
Real estate taxes and insurance	9,957	5,143	27,502	12,754
Mortgage loan servicing costs	10,404	7,918	29,985	17,939
Non-performing loans management fees and expenses	3,146	3,508	9,301	7,794
General and administrative	3,965	4,627	11,827	14,441
Share-based compensation	2,344	2,101	5,661	4,560
Investment management fees	4,664	4,522	14,326	11,272
Acquisition fees and other expenses	244	217	866	664
Interest expense, including amortization	20,200	11,899	57,412	18,590
Depreciation and amortization	19,783	9,238	56,775	21,954
Separation costs	—	—	—	3,543
Transaction-related expense	4,288	—	4,288	—
Finance-related expenses and write-off of loan costs	722	1,334	2,177	6,775
Impairment of real estate	202	341	861	2,408
Total expenses	91,499	59,644	254,081	145,313
Loss before other income, income tax expense and non-controlling interests	(5,207)	(20,407)	(47,138)	(50,243)
Other income (expense)
Realized gain (loss) on sales of investments in real estate, net	1,472	125	2,176	(76)
Realized loss on sales of divestiture homes, net	(3,320)	—	(3,001)	—
Unrealized (loss) gain on non-performing loans, net(1)	(3,952)	13,705	34,431	17,346
Loss on derivative financial instruments, net	(31)	(104)	(307)	(574)
Total other income	(5,831)	13,726	33,299	16,696
Loss before income tax expense and non-controlling interests	(11,038)	(6,681)	(13,839)	(33,547)
Income tax expense	16	19	440	504
Net loss	(11,054)	(6,700)	(14,279)	(34,051)
Net (income) loss attributable to non-controlling interests	(109)	(13)	(328)	(86)
Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(11,163)	$(6,713)	$(14,607)	$(34,137)
Weighted-average shares outstanding - basic and diluted	37,906,769	38,613,270	37,942,011	38,911,505
Net loss per common share
Basic and diluted	$(0.29)	$(0.17)	$(0.38)	$(0.88)
Dividends declared per common share	$0.19	$0.14	$0.47	$0.14

(1)

For the three and nine months ended September 30, 2015, upon the sale of NPLs that resulted in the recognition of a realized gain or loss, we reclassified $14.2 million and $20.5 million, respectively, that had previously been recorded in unrealized (loss) gain on NPLs, net to realized gain on NPLs, net, compared to none for the same periods in 2014.

Definitions and Non-GAAP Financial Measures

NAREIT FFO and Core FFO

NAREIT FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. NAREIT FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss (computed in accordance with GAAP) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures.

We believe that NAREIT FFO is a meaningful supplemental measure of the operating performance of our single-family home business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers NAREIT FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated homes, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses NAREIT FFO to measure returns on its investments in real estate assets. However, because NAREIT FFO excludes depreciation and amortization and captures neither the changes in the value of the homes that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of the homes, all of which have real economic effect and could materially impact our results from operations, the utility of NAREIT FFO as a measure of our performance is limited.

We believe that Core FFO is a meaningful supplemental measure of our operating performance for the same reasons as NAREIT FFO and adjusting for non-routine items that when excluded allows for more comparable periods. Our Core FFO begins with NAREIT FFO as defined by the NAREIT White Paper and is adjusted for: share-based compensation, non-recurring costs associated with the separation, acquisition fees and other expenses, write-off of loan costs, loss on derivative financial instruments, amortization of derivative financial instruments cost, severance expense, non-cash interest expense related to amortization on convertible senior notes, and other non-comparable items as applicable.

Management also believes that NAREIT FFO/Core FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. NAREIT FFO/Core FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our NAREIT FFO/Core FFO may not be comparable to the NAREIT FFO of other REITs due to the fact that not all REITs use the NAREIT or similar Core FFO definition. For a reconciliation of NAREIT FFO and Core FFO to net loss attributable to our shareholders, please see below.

STARWOOD WAYPOINT RESIDENTIAL TRUST

FFO AND CORE FFO

(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation of net loss to NAREIT FFO(1)
Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(11,163)	$(6,713)	$(14,607)	$(34,137)
Add (deduct) adjustments from net loss to derive NAREIT FFO:
Depreciation and amortization on real estate assets	19,783	9,238	56,775	21,954
Impairment on depreciated real estate investments	—	15	—	15
Gain on sales of previously depreciated investments in real estate	(1,472)	(27)	(2,176)	(27)
Non-controlling interests	109	13	328	86
Subtotal - NAREIT FFO	7,257	2,526	40,320	(12,109)
Add (deduct) adjustments to NAREIT FFO to derive Core FFO:
Share-based compensation	2,344	2,101	5,661	4,560
Acquisition fees and other expenses	244	217	866	664
Write-off of loan costs	—	—	—	5,032
Adjustments for derivative financial instruments	(69)	23	6	443
Separation costs	—	—	—	3,543
Transaction-related expense	4,288	—	4,288	—
Severance expense	—	355	—	355
Non-cash interest expense related to amortization on convertible senior notes	2,296	1,048	6,739	1,048
Core FFO	$16,360	$6,270	$57,880	$3,536
Core FFO per common share	$0.43	$0.16	$1.53	$0.09
Dividends declared per common share	$0.19	$0.14	$0.47	$0.14
Weighted-average shares - basic and diluted	37,906,769	38,613,270	37,942,011	38,911,505
Contributions to Core FFO per share by segment
SFR	$0.19	$0.02	$0.49	$(0.12)
NPL	$0.24	$0.14	$1.04	$0.21
Total Core FFO	$0.43	$0.16	$1.53	$0.09

(1)	NAREIT FFO and Core FFO are non-GAAP measures.

Estimated NAV

We define Estimated NAV as the estimated value of all assets net of liabilities at current fair market values, and Estimated NAV is not meant to represent the liquidation value of our assets. To calculate the Estimated NAV, the historical net investments in real estate and NPLs at carrying value are deducted from total shareholders’ equity and the Estimated SFR Value and NPL Value are added (see table below).

The fair value of investments in real estate is determined using a progressive method that incorporates three value sources: automated valuation model values (“AVMs”), BPOs and internal desktop evaluations. AVM values, which are value estimates provided by service providers based on their proprietary mathematical modeling platforms that utilize historical sales and public records data of comparable homes and are adjusted based on characteristics specific to the relevant home being valued, are ordered for each home.  The AVM value provided by a third-party AVM service provider is prepared as if such home is at an “after repair” condition. Because not all of our homes are in “after repair” condition, to arrive at our fair market value for a home, we: (1) for non-stabilized homes, deduct the average remaining estimated capital expense per non- stabilized home from the “after repair” AVM value prepared by a third-party AVM service provider, with the average remaining estimated capital expenses determined by subtracting the actual average capital expenditures per home incurred as of that quarter-end date from the average underwritten initial renovation budget per home; and (2) for stabilized homes, deduct the average costs of preparing a stabilized home for sale from the “after repair” AVM value prepared the third-party AVM service provider, with the average costs of preparing a stabilized home for sale determined based on the average of the cost components associated with preparing a home for sale for all homes sold during the quarter.   The AVMs we receive are accompanied with a confidence index which provides a measure for the perceived reliability of the AVM value. The AVM confidence index is prepared by a third-party AVM service provider and includes a confidence score, which is a statistically based measurement of how similar or dissimilar the results of the third-party AVM service provider’s multiple proprietary valuation models are to each other. We accept AVMs with confidence scores that equate to a statistical error margin of approximately 5% or less. Historically, greater than 90% of the AVMs provided to the Company have had confidence scores that equate to a statistical error margin of approximately 5% or less. When a home’s AVM confidence index falls below our acceptable score, we will order a BPO, which is a value estimate provided by a local broker based on comparable sales data and adjusted based on characteristics specific to the relevant home being valued. If for some reason a current BPO is not available, an internal evaluation is performed by a licensed appraiser using the market approach as defined by the Appraisal Institute to estimate the fair value.

The fair value of investments in NPLs is determined using the net present values of the BPOs of the underlying homes discounted at the then current market discount rate. The net present values of the BPOs of the underlying homes are determined using estimates of the length of time to foreclose or convert the relevant homes, with such estimates made on a state-by-state basis pursuant to market data received from service providers as adjusted from time to time based on our experience.

The costs of selling properties in the portfolio, including commissions and other related costs are not deducted for the purpose of calculating the Estimated SFR Value and Estimated NAV. Further, future promoted interests on the NPL portfolio are not deducted for the purpose of calculating Estimated SFR & NPL Value and Estimated NAV. We consider Estimated NAV to be an appropriate supplemental measure as it illustrates the estimated imbedded value in our SFR portfolio and NPL portfolio that is carried on our balance sheet primarily at cost. The Estimated SFR Value, Estimated NPL Value and Estimated NAV are non-GAAP financial measures.  However, they are provided for informational purposes to be used by investors in assessing the value of the assets. A reconciliation of total shareholders’ equity to Estimated NAV is provided below.

The use of AVMs in preparing the estimated NAV is subject to certain inherent limitations, including potentially imperfect and/or incomplete information regarding the properties being valued and comparable properties used in the AVM model. SFR and NPL values used in the calculation of estimated NAV are not subject to audit procedures by our independent auditors.

STARWOOD WAYPOINT RESIDENTIAL TRUST

ESTIMATED NAV

(Unaudited, in thousands, except share and per share data)

	September 30, 2015
	Amount	Per Share
Investments in real estate properties, gross	$2,312,367	$61.00
Less accumulated depreciation	(89,615)	(2.36)
Add real estate held for sale, net	77,978	2.06
Investments in real estate, net	2,300,730	60.70
Add increase in estimated fair value of investments in real estate	457,388	12.07
Less estimated renovation reserve(1)	(178,677)	(4.71)
Estimated SFR Value	2,579,441	68.06
Non-performing loans	71,965	1.90
Non-performing loans (fair value option)	399,774	10.55
Add increase in estimated fair value of non-performing loans	49,598	1.31
Estimated NPL Value	521,337	13.76
Estimated SFR & NPL Value	$3,100,778	$81.82
Total shareholders' equity	$1,046,772	$27.61
Less non-controlling interest	(2,353)	(0.06)
Less unamortized debt discount on convertible senior notes	(32,305)	(0.85)
Less investments in real estate, net	(2,300,730)	(60.70)
Less non-performing loans	(71,965)	(1.90)
Less non-performing loans (fair value option)	(399,774)	(10.55)
Add estimated SFR & NPL value	3,100,778	81.82
Estimated NAV	$1,340,423	$35.37
Number of Shares		37,907,966

(1)	Renovation reserve includes estimated renovation costs to bring stabilized homes to market-ready sale condition, plus remaining capital expenditure for non-stabilized homes.

Same Store Properties

We define Same Store Properties as homes stabilized at January 1, 2014 and held in operations throughout the full periods in both 2014 and 2015.  Same Store Properties exclude homes that have been disposed or transitioned to the development period for significant renovation.  We believe same store growth is a useful measure of performance because the population of properties in this analysis is consistent from period to period, thereby eliminating the effects of changes in the composition of the portfolio. Refer to the table below for a reconciliation of net loss attributable to Starwood Waypoint Residential Trust shareholders to Same Store NOI.

STARWOOD WAYPOINT RESIDENTIAL TRUST

SAME STORE NOI

(Unaudited, in thousands)

	Q3 2015	Q3 2014
Reconciliation of net loss to same store NOI
Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(11,163)	$(6,713)
Add (deduct) adjustments to get to total NOI:
Non-performing loan management fees and expenses	3,146	3,508
General and administrative	3,965	4,627
Share-based compensation	2,344	2,101
Investment management fees	4,664	4,522
Acquisition fees and other expenses	244	217
Interest expense, including amortization	20,200	11,899
Depreciation and amortization	19,783	9,238
Transaction-related expense	4,288	—
Finance-related expenses and write-off of loan costs	722	1,334
Impairment of real estate	202	341
Realized loss (gain) on sales of investments in real estate, net	(1,472)	(125)
Realized gain on divestiture homes, net	3,320	—
Loss on derivative financial instruments, net	31	104
Income tax expense	16	19
Net income attributable to non-controlling interests	109	13
Total NOI	50,399	31,085
Deduct: non-same store NOI	(25,431)	(13,539)
Deduct: total NPL NOI	(20,938)	(13,519)
Same store NOI	$4,030	$4,027

Total NOI, Total NPL NOI, Total Non-Stabilized Portfolio NOI and Total Stabilized Portfolio NOI

We define Total NOI as total revenues less property operating and maintenance expenses and real estate taxes and insurance expenses (“property operating expenses”) and mortgage loan servicing costs. We define Total NPL Portfolio NOI as gains on NPLs, net and gains on loan conversions, net less mortgage loan servicing costs. We define Total Non-Stabilized Portfolio NOI as total revenues on the non-stabilized portfolio less property operating expenses on the non-stabilized portfolio. We define Total Stabilized Portfolio NOI as total revenues on the stabilized portfolio less property operating expenses on the stabilized portfolio. We consider these NOI measures to be appropriate supplemental measures of operating performance to net income attributable to common shareholders because they reflect the operating performance of our homes without allocation of corporate level overhead or general and administrative costs and reflect the operations of the segments and sub-segments of our business.

STARWOOD WAYPOINT RESIDENTIAL TRUST

RECONCILIATION OF NET LOSS TO NOI MEASURES

(Unaudited, in thousands)

Q3 2015
Reconciliation of net loss to stabilized portfolio NOI
Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(11,163)
Add (deduct) adjustments to get to total NOI
Non-performing loan management fees and expenses	3,146
General and administrative	3,965
Share-based compensation	2,344
Investment management fees	4,664
Acquisition fees and other expenses	244
Interest expense, including amortization	20,200
Depreciation and amortization	19,783
Transaction-related expense	4,288
Finance-related expenses and write-off of loan costs	722
Impairment of real estate	202
Realized gain on sales of investments in real estate, net	(1,472)
Realized loss on sales of divestiture homes, net	3,320
Loss on derivative financial instruments, net	31
Income tax expense	16
Net income attributable to non-controlling interests	109
Total NOI	50,399
Add (deduct) adjustments to get to total stabilized home portfolio NOI
NPL portfolio NOI components:
Realized gain on non-performing loans, net	(26,024)
Realized gain on loan conversions, net	(9,270)
Mortgage loan servicing costs	10,404
Unrealized loss on non-performing loans, net	3,952
Deduct: Total NPL portfolio NOI	(20,938)
Non-stabilized portfolio NOI components:
Property operating expenses on non-stabilized homes	2,048
Add Total Non-stabilized portfolio NOI	2,048
Total stabilized portfolio NOI	$31,509
Calculation of stabilized portfolio NOI margin:
Rental revenues	$49,197
Less bad debt expense	(592)
Total rental revenues	$48,605

Stabilized portfolio NOI margin	64.8%

These NOI measures and Same Store NOI should not be considered alternatives to net loss or net cash flows from operating activities, as determined in accordance with GAAP, as indications of our performance or as measures of liquidity. Although we use these non-GAAP measures for comparability in assessing their performance against other REITs, not all REITs compute the same non-GAAP measures. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures are comparable with that of other REITs.

These metrics should be considered along with other available information in valuing and assessing us, including our GAAP financial measures and other cash flow and yield metrics. These metrics should not be viewed as a substitute for book value, net investments in real estate, equity, net income or cash flows from operations prepared in accordance with GAAP, or as measures of profitability or liquidity. Further, not all REITs compute same non-GAAP measure, therefore there can be no assurance that our basis for computing this non-GAAP measure is comparable with that of other REITs.

Certain terms as used in this earnings release are defined and further explained in the third quarter 2015 “Supplemental Operating & Financial Data” section of the full earnings release available on the Company’s website at www.starwoodwaypoint.com.

Contact:

Investor Relations

John Christie

Phone: 510-982-5470

Email: IR@waypointhomes.com

Media Relations

Jason Chudoba

Phone: 646-277-1249

Email: Jason.chudoba@icrinc.com